CERTIFICATE OF DESIGNATION OF THE

SERIES A PREFERRED STOCK

OF

SALEEN AUTOMOTIVE, INC.

Pursuant to Section 78.1995 of the

Nevada Revised Statutes

RESOLVED, that pursuant to the authority expressly vested in the Board of Directors of the Corporation by the Articles of Incorporation, as amended (the “Articles of Incorporation”), and in accordance with the provisions of Section 78.1955 of the Nevada Revised Statutes, the Board of Directors hereby fixes the powers, designation, preferences and relative, participating, optional and other special rights, and the qualifications, limitations and restrictions, of the Series A Preferred Stock; and

RESOLVED FURTHER, that the Corporation is authorized to issue Series A Preferred Stock on the following terms and with the provisions herein set forth:

1. Designation and Number of Shares. Of the 1,000,000 shares of preferred stock, $0.001 par value per share (“Preferred Stock”), authorized pursuant to Article VIII of the Articles of Incorporation, 500,000 shares are hereby designated as Series A Preferred Stock, par value $0.001 per share (the “Series A Preferred Stock”).

2. Liquidation Preference.

(a) Upon any liquidation, dissolution, or winding up of the Corporation, whether voluntary or involuntary (each, a “Liquidation Event”), before any distribution or payment shall be made to the holders of Corporation’s common stock, par value $0.001 per share (“Common Stock”), the holders of Series A Preferred Stock shall be entitled to be paid out of the assets of the Corporation legally available for distribution (or the consideration received by the Corporation or its stockholders in an Acquisition) for each share of Series A Preferred Stock held by them, an amount per share of Series A Preferred Stock equal to $8.00 (the “Original Issue Price”), subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Series A Preferred Stock, plus all accrued and unpaid dividends on the Series A Preferred Stock. If, upon any such Liquidation Event, the assets of the Corporation shall be insufficient to make payment in full to all holders of Series A Preferred Stock of the liquidation preference set forth in this Section 2(a), then such assets (or consideration) shall be distributed among the holders of Series A Preferred Stock at the time outstanding, ratably in proportion to the full amounts to which they would otherwise be respectively entitled.

(b) After the payment of the full liquidation preference of the Series A Preferred Stock as set forth in Section 2(a) above, the remaining assets of the Corporation legally available for distribution, if any, shall be distributed ratably to the holders of the Common Stock.

(c) Notwithstanding the foregoing, upon any Liquidation Event, each holder of Series A Preferred Stock shall be entitled to receive, for each share of each series of Series A Preferred Stock then held, out of the proceeds available for distribution, the greater of (i) the amount of cash, securities or other property to which such holder would be entitled to receive with respect to such shares in a Liquidation Event pursuant to Section 2(a) (without giving effect to this Section 2(c)) or (ii) the amount of cash, securities or other property to which such holder would be entitled to receive in a Liquidation Event with respect to such shares if such shares had been converted to Common Stock immediately prior to such Liquidation Event.

3. Redemption. The Series A Preferred Stock does not have any redemption rights.

4. Dividends. Holders of Series A Preferred Stock, in preference to the holders of Common Stock, shall be entitled to receive, but only out of funds that are legally available therefor, cash dividends at the rate of twelve percent (12%) of the Original Issue Price per annum on each outstanding share of Series A Preferred Stock. Such dividends shall accrue from day to day commencing on the date of original issuance of such shares, whether or not earned or declared by the Board of Directors (the “Board”), whether or not there are profits, surplus or other funds legally available for the payment of dividends and shall be cumulative to the extent not actually paid.

5. Mandatory Conversion.

(a) Conversion. On the earliest date which the Corporation has (i) filed an amendment (“Amendment”) to its Articles of Incorporation with the Secretary of State of the State of Nevada effecting an increase in the authorized shares of the Corporation’s Common Stock so that the Corporation has a sufficient number of authorized and unissued shares of Common Stock so as to permit the conversion of all outstanding shares of the Series A Preferred Stock into Common Stock (the “Increased Authorization”), (ii) effected a reverse stock split of the Common Stock so that the number of shares of Common Stock that would be outstanding following the conversion into Common Stock of all outstanding shares of the Series A Preferred Stock and all other shares of preferred stock of the Corporation, would be less than 100 million (the “Reverse Split”), (iii) filed with the Securities and Exchange Commission (“SEC”) and mailed to the Corporation’s shareholders all information statements, forms and schedules required under applicable law to effect the Increased Authorization and Reverse Split, as applicable, and (iv) become current in its reporting obligations with the SEC under the Securities Exchange Act of 1934, as amended, then immediately upon the occurrence of all such events, all of the outstanding shares of Series A Preferred Stock together with any accrued and unpaid dividends thereon will immediately and automatically convert into shares of Common Stock without any notice or action required on the part of the Corporation or the holder (each a “Mandatory Conversion”). The holders of a majority of the outstanding shares of Series A Preferred Stock may waive any one or more of the events specified in clauses (i) through (iv) of the preceding sentence so that any such event shall be deemed to have occurred for the purpose of determining whether a Mandatory Conversion has occurred. At the consummation of a Mandatory Conversion, the holders of Series A Preferred Stock will be entitled to receive Common Stock at the conversion rate equal to the quotient obtained by dividing the Original Issue Price of the Series A Preferred Stock, plus all accrued dividends thereon, by $0.0003 (the “Conversion Rate”).

(b) Obligation. The Corporation agrees that it shall in good faith, at such time as determined by the Corporation’s Board of Directors, take any and all such corporate action as may, in the opinion of its counsel, be necessary to effect the Reverse Split and/or Increased Authorization, and to expeditiously effect the conversion of all outstanding shares of the Series A Preferred Stock to shares of Common Stock, including, without limitation, using commercially reasonable efforts to obtain the requisite stockholder approval of any necessary amendment to the Articles of Incorporation to achieve the foregoing.

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(c) Conversion Procedure. The Corporation shall use commercially reasonable efforts to issue or cause its transfer agent to issue the Common Stock issuable upon a Mandatory Conversion as soon as practicable after such Mandatory Conversion. The Corporation shall bear the cost associated with the issuance of the Common Stock issuable upon a Mandatory Conversion. The Common Stock issuable upon a Mandatory Conversion shall be issued with a restrictive legend indicating that it was issued in a transaction which is exempt from registration under the Securities Act of 1933, as amended (“Securities Act”), and that it cannot be transferred unless it is so registered, or an exemption from registration is available, in the opinion of counsel to the Corporation. The Common Stock issuable upon a Mandatory Conversion shall be issued in the same name as the person who is the holder of the Series A Preferred Stock unless, in the opinion of counsel to the Corporation, a change of name and such transfer can be made in compliance with applicable securities laws. The person in whose name the certificates of Common Stock are so recorded and other securities issuable upon a Mandatory Conversion shall be treated as a common stockholder of the Corporation at the close of business on the date of such Mandatory Conversion. The certificates representing the Series A Preferred Stock converted in a Mandatory Conversion shall be cancelled, on the date of such Mandatory Conversion.

6. Adjustments to Conversion Rate and Reorganization. The Conversion Rate for the number of shares of Common Stock into which the Series A Preferred Stock shall be converted on a Mandatory Conversion shall be subject to adjustment from time to time as hereinafter set forth:

(a) Stock Dividends, Recapitalization, Reclassification, Split-Ups. If, prior to the date of the Mandatory Conversion, the number of outstanding shares of Common Stock is increased by a stock dividend on the Common Stock payable in shares of Common Stock or by a split-up, recapitalization or reclassification of shares of Common Stock or other similar event, then, on the effective date thereof, the Conversion Rate will be adjusted so that the number of shares of Common Stock issuable on the Mandatory Conversion shall be increased in proportion to such increase in outstanding shares of Common Stock.

(b) Aggregation of Shares. If prior to or on the date of the Mandatory Conversion, the number of outstanding shares of Common Stock is decreased by a consolidation, combination or reclassification of shares of Common Stock or other similar event (including the Reverse Split), then, upon the effective date thereof, the Conversion Rate will be adjusted so that the number of shares of Common Stock issuable on the Mandatory Conversion of the Series A Preferred Stock shall be decreased in proportion to such decrease in outstanding shares of Common Stock.

(c) Change Resulting from Reorganization or Change in Par Value, etc. In case of any reclassification or reorganization of the outstanding shares of Common Stock which solely affects the par value of the shares of Common Stock, or in the case of any merger or consolidation of the Corporation with or into another corporation (other than a consolidation or merger in which the Corporation is the continuing corporation and which does not result in any reclassification or reorganization of the outstanding shares of Common Stock), or in the case of any sale or conveyance to another corporation or entity of the property of the Corporation as an entirety or substantially as an entirety in connection with which the Corporation is dissolved, the holders of Series A Preferred Stock shall have the right thereafter (until the Mandatory Conversion or its equivalent of all outstanding shares of Series A Preferred Stock) to receive upon the conversion of the Series A Preferred Stock the kind and amount of shares of stock or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or other transfer, by a holder of the number of shares of Common Stock into which the Series A Preferred Stock is convertible immediately prior to such event; and if any reclassification also results in a change in shares of Common Stock, then such adjustment also shall be made.

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(d) Successive Changes. The provisions of this Section shall similarly apply to successive reclassifications, reorganizations, mergers or consolidations, sales or other transfers.

7. Voting Rights. The holders of record of shares of Series A Preferred Stock shall be entitled to the following voting rights:

(a) Those voting rights required by applicable law; and

(b) The right to vote together with the holders of the Common Stock, as a single class, upon all matters submitted to holders of Common Stock for a vote. On such matters, each share of Series A Preferred Stock will carry a number of votes equal to the number of shares of Common Stock issuable based on the then applicable Conversion Rate.

(c) Whenever holders of Series A Preferred Stock are required or permitted to take any action by vote, such action may be taken without a meeting on written consent, setting forth the action so taken and signed by the holders of the outstanding shares of Series A Preferred Stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all such shares entitled to vote thereon were present and voted. Each share of the Series A Preferred Stock shall entitle the holder thereof to one vote on all matters to be voted on by the holders of the Series A Preferred Stock as a separate class, as set forth in this Section 7(c).

8. No Impairment. The Corporation will not, by amendment of its Articles of Incorporation or through any reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but will at all times in good faith assist in the carrying out of all the provisions of this section and in the taking of all such action as may be necessary or appropriate in order to protect the conversion rights of the holders of Series A Preferred Stock against impairment.

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9. No Fractional Shares and Certificate as to Adjustments. No fractional shares shall be issued upon the conversion of any share or shares of the Series A Preferred Stock, and the number of shares of Common Stock to be issued shall be rounded to the nearest whole share. The number of shares issuable upon conversion shall be determined on the basis of the total number of shares of Series A Preferred Stock the holder is at the time converting into Common Stock and the number of shares of Common Stock issuable upon such aggregate conversion.

10. Notices of Record Date. In the event of any taking by the Corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend (other than a cash dividend) or other distribution, any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities or property, or any other right, the Corporation shall mail to each holder of Series A Preferred Stock, at least ten (10) days prior to the date specified therein, a notice specifying the date on which any such record is to be taken for the purpose of such dividend, distribution or right, and the amount and character of such dividend, distribution or right.

11. Notices. Any notice required by the provisions of this Certificate of Designation to be given to the holders of shares of Series A Preferred Stock shall be deemed given if deposited in the United States mail, postage prepaid, and addressed to each holder of record at his address appearing on the books of the Corporation.

12. Return of Status as Authorized Shares. Upon a Mandatory Conversion or any other repurchase, redemption or extinguishment of the Series A Preferred Stock, the shares converted, repurchases, redeemed or extinguished will be automatically returned to the status of authorized and unissued shares of Preferred Stock, available for future designation and issuance pursuant to the terms of the Articles of Incorporation.

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